EXHIBIT 99.1




          BIOKEYS PHARMACEUTICALS, INC. ANNOUNCES BOARD AND MANAGEMENT
                             CHANGES AND FINANCING

SAN DIEGO, CALIFORNIA - OCTOBER 17, 2002 - On October 3 and 4, 2002, BIOKEYS PHARMACEUTICALS, INC. (OTCBB: BKYS) consummated the sale of a total of 61,300 shares of its Series C Convertible Preferred Stock to 17 investors for aggregate gross proceeds of $393,000 in cash and cancellation of $210,000 of outstanding debt. The shares of Series C Convertible Preferred Stock are convertible at any time after March 1, 2003 by the holders thereof into shares of Common Stock of Biokeys Pharmaceuticals at the initial conversion rate of 200 shares of Common Stock per share of Series C Convertible Preferred Stock. All outstanding shares of Series C Convertible Preferred Stock will automatically convert into shares of Common Stock on June 30, 2003 at the then-current conversion rate.

In connection with the Series C financing, Biokeys Pharmaceuticals and five of the purchasers of Series C Convertible Preferred Stock executed amendments to warrants to purchase a total of 375,000 shares of Common Stock held by such purchasers. Pursuant to the amendments, the per share exercise price of each warrant was reduced to $0.50. Prior to the execution of the amendments, each of these warrants had a per share exercise price of $4.00 through December 31, 2002, and thereafter a per share exercise price equal to the higher of $2.50 or the average closing price of the Common Stock during the 20 trading days prior to December 31, 2002, not to exceed $4.00.

0Biokeys Pharmaceuticals is pleased to announce that, in connection with its Series C financing, M. Ross Johnson, Ph.D., former Chief Executive Officer and Director of Trimeris, Inc. (NAQSDAQ NMS: TRMS), Nicholas Jon Virca, Chief Executive Officer of Biokeys, Inc. (a wholly owned subsidiary of Biokeys Pharmaceuticals, Inc.), and Evan M. Levine, Managing Member of Mark Capital, LLC, joined its Board of Directors and that Dr. Johnson will serve as Chairman of the Board of Directors. In addition, Mr. Virca has been appointed Chief Executive Officer of Biokeys Pharmaceuticals, and Mr. Levine has been appointed Interim Chief Operating Officer of Biokeys Pharmaceuticals. Dr. Johnson, Mr. Levine, and Louis R. Reif have been named to both the Compensation Committee and Audit Committee of the Board of Directors. Robert Whitworth has resigned from the Board of Directors effective October 7, 2002.

About BKYS

Biokeys Pharmaceuticals, Inc. is a biopharmaceutical research and development company whose business strategy is to commercialize leading-edge medical research through licensing agreements with prominent universities and research institutions. The Company focuses its energy in cancer and antiviral research to launch products that either extend the usefulness of current therapies or replace marginal therapies with new approaches to treatment. The Company's lead anticancer compound, CoFactor(TM), is a chemotherapy biomodulator designed to be used in conjunction with 5-FU, the world's most frequently used cancer drug. CoFactor is being readied to enter Phase II/III human clinical trials in the U.S. and Europe. Also in development is EradicAide(TM), a cell-mediated, antibody-negative therapeutic vaccine for HIV infection/AIDS. In primate trials, EradicAide has demonstrated the ability to reduce HIV viral loads to undetectable levels, reduce HIV transmissibility and delay progression to AIDS.